EXHIBIT 99.6

                        PRESS RELEASE DATED JULY 2, 2007








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                                      NEWS


FOR IMMEDIATE RELEASE:   July 2, 2007

CONTACT:
    Brad Long / Investor Relations            Bevo Beaven, Sr. Vice President/GM
    GALAXY ENERGY                             Warren Laird, Vice President
    (360) 332-9821                            CTA INTEGRATED COMMUNICATIONS
    (800) 574-4294                            (303) 665-4200



 GALAXY ENERGY AND PETROHUNTER ENERGY CORPORATION EXTEND CLOSING DATE ON SALE OF
                 GALAXY'S POWDER RIVER BASIN OIL AND GAS ASSETS


DENVER, COLO. - JULY 2, 2007 - Galaxy Energy Corporation (Amex: GAX) and its wholly owned subsidiary, Dolphin Energy Corporation, have agreed to an amendment to the Purchase and Sale Agreement (PSA) with PetroHunter Energy Corporation. The amendment extends the closing date to on or before July 31, 2007, in connection with PetroHunter's efforts to obtain financing. Marc A. Bruner, a 14.1% beneficial shareholder of Galaxy, is the 75% owner of MAB Resources LLC (MAB Resources) which is PetroHunter's largest shareholder. In addition, Marc A. Bruner is the father of Marc E. Bruner, Galaxy's President and Chief Executive Officer and a director.

Under the terms of the PSA, which was originally signed on December 29, 2006, PetroHunter agreed to pay a total consideration of $45 million to acquire all of Galaxy/Dolphin's oil and gas working interests in Sheridan, Johnson, Converse and Campbell Counties in Wyoming, and Big Horn, Custer, Powder River and Rosebud Counties in Montana. The PSA calls for $20 million to be paid in cash and the remainder to be paid in PetroHunter common stock. On March 21, 2007, in consideration of the agreement of MAB Resources to acquire an undivided working interest in the properties by assuming the obligation under the PSA to pay Galaxy/Dolphin the PetroHunter common stock, PetroHunter assigned to MAB Resources its right to purchase an undivided 45% interest in all of the oil and gas assets being sold by Galaxy. Closing of the transaction will be subject to PetroHunter obtaining financing on terms acceptable to PetroHunter and approval of the PSA by Galaxy's senior lenders.

As required under the PSA, PetroHunter made an initial earnest money deposit to Galaxy in the amount of $2 million. On closing of the transaction, PetroHunter will receive a credit against the purchase price for the deposit and expenses incurred by it as contract operator of Galaxy/Dolphin's properties. If the transaction does not close by July 31, 2007, the total amount of the deposit and operating expenses incurred by PetroHunter will convert to a subordinated, unsecured promissory note.

Either party may terminate the agreement if the closing has not occurred by July 31, 2007. Galaxy has filed a Form 8-K concerning the amendment to the PSA with the Securities and Exchange Commission.

Dolphin owns an average 86% working interest in 197 oil and gas wells in the Powder River Basin. Twenty-two wells are currently selling gas at an average rate of about 530,000 cubic feet per day. The

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remaining wells are in various stages of dewatering, shut-in waiting on pipeline, or waiting to be completed.

ABOUT GALAXY ENERGY

Galaxy Energy Corporation, a development stage oil and gas exploration and production company, focuses its operations in the Powder River Basin of Wyoming and the Piceance Basin of Colorado, in addition to exploration activities in Germany and Romania. Galaxy conducts its exploration activities through two wholly owned subsidiaries, Dolphin Energy Corporation and Pannonian International, Ltd.

FORWARD LOOKING STATEMENT

This press release consists of forward looking statements regarding the intent, belief or current expectations of Galaxy and its management. Prospective investors are cautioned that any such forward looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and actual results could differ materially from those indicated by such forward looking statements. Galaxy assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise. Please refer to Galaxy's filings with the United States Securities and Exchange Commission for discussions of risks and uncertainties found in Forms 10-K (annual report), 10-Q (quarterly report) and other filings.

Additional information may be found at the Galaxy Energy Corporation Web site, WWW.GALAXYENERGY.COM or by calling Brad Long, Investor Relations/Galaxy Energy at (800) 574-4294, Bevo Beaven or Warren Laird of CTA Integrated Communications at (303) 665-4200, or Tina Cameron, Renmark Financial Communications at (514) 939-3989.

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